Exhibit 99.1

Multi-Color Corporation Announces 30% increase in Fourth Quarter Core EPS

Fiscal Year 2013 Core EPS of $2.02

CINCINNATI, OHIO, May 21, 2013 – Multi-Color Corporation (NASDAQ: LABL) fourth quarter core earnings per share increased 30% to $0.56 per diluted share from $0.43 in the prior year quarter. Fiscal 2013 core earnings per share increased 9% to $2.02 from $1.85 in the prior year. Diluted net earnings per share increased to $1.86 from $1.32 in the prior year. Non-core items (consisting of integration expenses, acquisition expenses, plant consolidation expenses, and purchase accounting charges) decreased to $0.16 per share from $0.53 per share in the prior year.

“Revenues at $660 million and organic growth at 4% met our targets set for the fiscal year. Gross margin trend has been positive in the second half of the fiscal year and SG&A ratio stable, delivering a core EPS breaking through the two dollar mark.” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Fiscal 2013 highlights:

•	Net revenues increased 29% to $659.8 million from $510.2 million in the prior year. Acquisitions and start-ups occurring after the beginning of fiscal 2012 account for 27% of the 29% increase or $139.7 million. Of this acquisition-related revenue increase, $114.7 million is attributable to the acquisition of York Label Group. Organic net revenues excluding foreign exchange impact increased 4% in the current year comprised of a 2% increase in sales volumes and a 2% favorable impact of sales mix. The impact of foreign exchange rates compared to the prior year was an unfavorable 2% change primarily driven by the depreciation of the euro.

•	Gross profit increased $28.0 million or 29% compared to the prior year. Acquisitions and start-ups occurring after the beginning of fiscal 2012 contributed $19.0 million or 20% to the gross profit increase. The remaining 9% increase was due to higher organic sales volumes and favorable sales mix. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 27% or $27.0 million. Core gross margins decreased to 19% of sales revenues compared to 20% the prior year primarily due to operating inefficiencies in the first half of the fiscal year related to the York Label Group acquisition.

•	Selling, general and administrative (SG&A) expenses increased $2.6 million or 5% compared to the prior year. SG&A increased $9.2 million due primarily to the impact of acquisitions occurring after the beginning of fiscal 2012 partially offset by a decrease of $6.6 million in integration and acquisition expenses compared to the prior year. Core SG&A, as a percent of sales, decreased to 8% of sales from 9% of sales in the prior year.

•	In fiscal 2013, the Company incurred $1.5 million of expenses related to the consolidation of its manufacturing facilities located in Montreal, Canada and Kansas City, Missouri. In connection with the closure of the Kansas City facility, the Company incurred a charge of $1.2 million in the fourth quarter of fiscal 2012 comprised of employee severance and other termination benefits, non-cash charges related to asset impairments and relocation and other costs.

•	Operating income increased $25.1 million or 55% compared to the prior year. Acquisitions and start-ups occurring after the beginning of fiscal 2012 contributed $8.2 million to the operating income increase. The remaining increase is due primarily to the impact of higher sales volumes, favorable sales mix impact, lower integration expenses and other cost decreases. Core operating income increased 32% to $74.2 million from $56.4 million in the prior year. Non-core items for fiscal 2013 include $1.5 million related to the closure of the Kansas City, Missouri facility and the consolidation of the Montreal, Canada plants.

•	Core interest expense increased $7.7 million compared to the prior year. The increase is due primarily to a full year of interest on the debt used to finance the acquisitions of the York Label Group and Labelgraphics.

•	The Company had $402.9 million of debt at March 31, 2013 compared to $402.1 million at March 31, 2012. In April 2012, the company borrowed $42.3 million to finance the Labelgraphics acquisition and fund the deferred payment on the York Label Group acquisition. During fiscal 2013, the company paid down $41.5 million of the additional borrowings.

•	The effective tax rate increased to 38% in fiscal 2013 from 37% in the prior year. The increase was primarily due to a higher percentage of income in higher tax jurisdictions. The Company expects its annual effective tax rate to be approximately 38% in fiscal 2014.

•	Diluted earnings per share (EPS) increased 41% to $1.86 per diluted share from $1.32 in the prior year. Excluding the impact of the non-core items noted below, core EPS increased 9% to $2.02 per diluted share from $1.85 per diluted share in the prior year.

•	Net income attributable to Multi-Color Corporation increased to $30.3 million from $19.7 million in the prior year. Core net income attributable to Multi-Color Corporation increased to $33.0 million from $27.6 million in the prior year.

•	On April 2, 2012, Multi-Color acquired Labelgraphics for a total purchase price of $25.3 million. Labelgraphics, based in Glasgow, Scotland, supplies labels to the spirit & wine markets bottled in the U.K. These markets are experiencing growth through spirit shipments to developing markets and imported wine shipments bottled in the U.K.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2013 and 2012. For a reconciliation of adjustments made to Gross Profit, Operating Income, SG&A Expenses and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Year Ended
	03/31/13	Diluted	03/31/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$30,300	$1.86	$19,700	$1.32
Acquisition Expense, Net of Tax	124	0.01	2,243	0.17
York Label Group Integration Expense, Net of Tax	1,040	0.06	3,727	0.24
Deferred Financing Fee Charge, Net of Tax	—	—	300	0.02
Plant Consolidation Expense, Net of Tax	1,194	0.07	715	0.04
Inventory Purchase Price Accounting Charge, Net of Tax	344	0.02	923	0.06

Core Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$33,002	$2.02	$27,608	$1.85

Nigel Vinecombe said, “We remain focused on delivering improved organic performance in fiscal 2014 as our first priority. In addition, we expect renewed acquisition activity in our core premium label markets.”

Fourth Quarter highlights:

•	Net revenues increased 5% to $168.0 million from $160.6 million compared to the prior year quarter. Of the 5% increase, 3% is due to the Labelgraphics acquisition. The remaining increase was primarily due to increases in North America, partially offset by decreased sales in Europe and South America.

•	Gross profit increased $3.1 million or 10% compared to the three months ended March 31, 2012. Acquisitions and start-ups occurring after March 31, 2012 contributed $0.6 million or 2% to the gross profit increase. The remaining 8% increase was due to increased volume and sales mix. Gross margins increased to 21% of sales revenues compared to 20% the prior year quarter.

•	Selling, general and administrative expenses (SG&A) decreased $3.2 million compared to the prior year quarter. Non-core items included in SG&A expenses in the fourth quarter of fiscal 2012 consisted of $1.9 million of integration expenses related to the York Label Group acquisition and $0.4 million of acquisition related expenses. Core SG&A, as a percent of sales, decreased to 8% from 9% in the prior year quarter.

•	Operating income increased $7.5 million to $21.2 million compared to $13.7 million in the three months ended March 31, 2012. Core operating income increased 23% to $21.2 million from $17.2 million in the prior year quarter. The increase is due primarily to lower SG&A expenses and an increase in sales volume in the current quarter.

•	The effective tax rate was 42% in the three months ended March 31, 2013 compared to 50% in the prior year quarter. The 50% rate for the three months ended March 31, 2012 was due primarily to an increase in the valuation allowances recorded in certain foreign jurisdictions and a revision to the annual effective tax rate. The Company expects its annual effective tax rate to be approximately 38% in fiscal 2014.

•	Diluted earnings per share (EPS) increased to $0.56 per diluted share from $0.28 per diluted share in the three months ended March 31, 2012. Excluding the impact of the non-core items noted below, the core EPS increased 30% to $0.56 per diluted share from $0.43 per diluted share in the prior year quarter. Net income attributable to Multi-Color Corporation increased to $9.2 million from $4.5 million in the prior year quarter. Core net income attributable to Multi-Color Corporation increased to $9.2 million from $6.9 million in the prior year quarter.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2013 and 2012. For a reconciliation of adjustments made to Gross Profit, SG&A expenses, Operating Income and Interest Expense between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	03/31/13	Diluted	03/31/12	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$9,152	$0.56	$4,494	$0.28
Acquisition Expense, Net of Tax	—	—	378	0.02
York Label Group Integration Expense, Net of Tax	—	—	1,351	0.09
Plant Consolidation Expense, Net of Tax	—	—	715	0.04

Core Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$9,152	$0.56	$6,938	$0.43

Fourth Quarter and Fiscal Year 2013 Earnings Conference Call and Webcast

The Company will hold a conference call on May 21, 2013 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4205 (participant code 28257852 or for international access, please dial 1-617-213-4862 (participant code 28257852) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on May 21, 2013 through 11:59 p.m. (ET) on May 28, 2013 by calling 1-888-286-8010 (participant code 32966074) or for international access, please call 1-617-801-6888 (participant code 32966074). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PLMC9Q3RW. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,800 associates across 28 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended		Year Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012
Net Revenues	$167,985	$160,586	$659,815	$510,247
Cost of Revenues	133,414	129,092	533,464	411,963

Gross Profit	34,571	31,494	126,351	98,284
Gross Margin	21%	20%	19%	19%
Selling, General & Administrative Expenses	13,323	16,565	54,115	51,551
Plant Consolidation Expense	—	1,182	1,531	1,182

Operating Income	21,248	13,747	70,705	45,551
Interest Expense	5,388	5,332	22,237	15,010
Other (Income) Expense, Net	167	(639)	(219)	(583)

Income before Income Taxes	15,693	9,054	48,687	31,124
Income Tax Expense	6,541	4,560	18,387	11,456

Net Income	9,152	4,494	30,300	19,668
Loss Attributable to Non-Controlling Interests	—	—	—	32

Net Income Attributable to Multi-Color Corporation	$9,152	$4,494	$30,300	$19,700

Basic Earnings Per Share	$0.57	$0.28	$1.88	$1.34
Diluted Earnings Per Share	$0.56	$0.28	$1.86	$1.32
Basic Shares Outstanding	16,186	16,085	16,145	14,662
Diluted Shares Outstanding	16,397	16,307	16,332	14,903

	(in 000’s) Unaudited
	March 31, 2013	March 31, 2012
Current Assets	$190,544	$167,102
Total Assets	$839,550	$809,654
Current Liabilities	$122,437	$132,233
Total Liabilities	$564,526	$556,634
Stockholders’ Equity	$275,024	$253,020
Total Debt	$402,856	$402,055

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A, core operating income, core interest expense, core net income and core diluted earnings per share. These non-GAAP financial measurements are adjusted to exclude the following non-core items: severance related expenses, plant consolidation expenses, purchase accounting charges and acquisition-related expenses, including the charge for the debt modification prior to the York Label Group acquisition. These non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A, operating income, interest expense, net income and diluted EPS adjusted to exclude the effect of the non-core items identified above. We believe that these non-GAAP financial measures assist investors in making a consistent comparison of the Company’s gross profit, SG&A, operating income, interest expense, net income and diluted EPS for its three months and fiscal year ended March 31, 2013 compared to the results of the prior period. In addition, management uses these non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to Gross Profit, Operating Income, SG&A expenses and Interest Expense between reported GAAP and Non-GAAP results for the three months ended and fiscal years ended March 31, 2013 and 2012:

Core Gross Profit:

	Three Months Ended		Year Ended
	03/31/13	03/31/12	03/31/13	03/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross Profit, as reported	$34,571	$31,494	$126,351	$98,284
Inventory Purchase Accounting Charge	—	—	458	1,530

Core Gross Profit, (Non-GAAP)	$34,571	$31,494	$126,809	$99,814

Core Gross Profit, (Non-GAAP) as a % of Revenues	20.6%	19.6%	19.2%	19.6%

Core Operating Income:

	Three Months Ended		Year Ended
	03/31/13	03/31/12	03/31/13	03/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating Income, as reported	$21,248	$13,747	$70,705	$45,551
Acquisition Expense	—	378	128	2,513
York Label Group Integration Expense	—	1,929	1,337	5,608
Inventory Purchase Accounting Charge	—	—	458	1,530
Plant Consolidation Expense	—	1,182	1,531	1,182

Core Operating Income, (Non-GAAP)	$21,248	$17,236	$74,159	$56,384

Core Operating Income, as a % of Revenues (Non-GAAP)	12.6%	10.7%	11.2%	11.1%

Core SG&A Expenses:

	Three Months Ended		Year Ended
	03/31/13	03/31/12	03/31/13	03/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A Expenses, as reported	$13,323	$16,565	$54,115	$51,551
Acquisition Expense	—	378	128	2,513
York Label Group Integration Expense	0	1,929	1,337	5,608

Core SG&A Expenses, (Non-GAAP)	$13,323	$14,258	$52,650	$43,430

Core SG&A Expenses, as a % of Revenues, (Non-GAAP)	7.9%	8.9%	8.0%	8.5%

Core Interest Expense:

	Three Months Ended		Year Ended
	03/31/13	03/31/12	03/31/13	03/31/12
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Interest Expense, as reported	$5,388	$5,332	$22,237	$15,010
Deferred Financing Fee Charge	—	—	—	490

Core Interest Expense, (Non-GAAP)	$5,388	$5,332	$22,237	$14,520

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311